                                 FMC CORPORATION

                                   Exhibit: 12

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
                                                                         Nine Months Ended
                                                                           September 30,
                                                                         -----------------
                                                                          2002      2001
                                                                         ------   --------
Earnings:
   Income (loss) from  continuing  operations  before income taxes and
      cumulative effect of a change in accounting principle              $ 71.4   $(408.6)
   Minority interests                                                       2.1       1.5
   Equity in earnings of affiliates                                        (4.6)     (4.9)
   Interest expense and amortization
      of debt discount, fees and expenses                                  48.1      44.2
   Amortization of capitalized interest                                     2.4       2.7
   Interest included in rental expense                                      3.2       4.4
                                                                         ------   -------
Total earnings                                                           $122.6   $(360.7)
                                                                         ======   =======

Fixed charges:
   Interest expense and amortization
      of debt discount, fees and expenses                                $ 48.1   $  44.2
   Interest capitalized as part of fixed assets                             3.5       7.2
Interest included in rental expense                                         3.2       4.4
                                                                         ------   -------
Total fixed charges                                                      $ 54.8   $  55.8
                                                                         ======   =======

Ratio of earnings to fixed charges (1)                                      2.2x        -
                                                                         ======   =======
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(1) In calculating this ratio, earnings consist of income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle less minority interests, less interest income and interest expense, less amortization expense related to debt discounts, fees and expenses, less amortization of capitalized interest, less interest included in rental expenses and plus undistributed earnings of affiliates.
    Fixed charges consist of interest expense, amortization of debt discounts, fees and expenses, interest capitalized as part of fixed assets and interest included in rental expenses. For the nine months ended September 30, 2001 earnings did not cover fixed charges, with a deficiency of $416.5 million.

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